                                   EXHIBIT 3.3

                                                     As Filed with the Secretary
                                                 of State of the State of Nevada
                                                             on October 30, 2000

                               ARTICLES OF MERGER
                                       OF
                     PLANET ZANETT CORPORATE INCUBATOR, INC.
                                      INTO
                              PZ ACQUISITION, INC.

      FIRST: The name of the surviving entity is PZ Acquisition, Inc., and the place of its organization is the jurisdiction of Delaware, the laws of which permits this merger. The name and place of organization of the entity being merged into the surviving entity is Planet Zanett Corporate Incubator, Inc., organized in the jurisdiction of Nevada, the laws of which permits this merger.

      SECOND: An Agreement and Plan of Merger, dated May 4, 2000, amended through August 24, 2000, was adopted by each entity that is a party to this merger.

      THIRD: The Agreement and Plan of Merger was adopted by unanimous consent of the shareholders of each entity that is a party to this merger.

      FOURTH: The Certificate of Incorporation of PZ Acquisition, Inc. shall be amended by these Articles of Merger in the following manner:

              The name of PZ Acquisition, Inc. shall be changed to:

                     Planet Zanett Corporate Incubator, Inc.

      FIFTH: The complete executed Amended and Restated Agreement and Plan of Merger is on file at the place of business of the surviving entity located at 135 E. 57th Street, 15th Floor, New York, NY 10022 and a copy of the plan will be furnished by the surviving entity, on request and without cost to any owner of any entity which is a party to this merger.

      SIXTH: All entities party to this merger have complied with laws of their respective jurisdiction of organization concerning this merger.

      SEVENTH: The surviving entity designates the following address as the address to which the Nevada Secretary of State is to mail any process served on him or her against the surviving entity: 135 E. 57th Street, 15th Floor, New York, NY 10022

      EIGHTH: This merger shall be effective on October 30, 2000.

                                         Planet Zanett Corporate Incubator, Inc.


                                            /s/ Claudio Guazzoni
                                         ---------------------------------------
                                         Claudio Guazzoni
                                         President and Secretary